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WEDGE Capital Management L.L.P.

Insider Trading Policy

Revised: July, 2018

1.	Overview:

WEDGE Capital Management L.L.P. forbids any Associate from trading, either personally or on behalf of others, while in possession of Material Nonpublic Information and from communicating Material Nonpublic Information to others. This conduct is frequently referred to as Insider trading. WEDGE’s policy applies to every Associate and pertains to activities both within and outside of their duties at WEDGE. Please see a compliance officer with any questions.

Insider trading includes, but is not limited to, the following types of actions:

•	Trading by an Insider, while in possession of Material Nonpublic Information

•

Trading by a non-Insider, while in possession of Material Nonpublic Information, where the information either was disclosed to the non-Insider in violation of an Insider’s duty to keep it confidential or was Misappropriated

•	Communicating Material Nonpublic Information to others (a.k.a. Tipping)

Insider trading and Tipping violate the federal securities laws if the trading or Tipping of the information results in a breach of confidence or trust. Liability for Insider trading could involve a breach of confidence or trust to a client, an employer, employees, or a personal acquaintance. In addition, an Outsider may be liable for Insider trading under the Misappropriation Theory.

Every Associate of WEDGE must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

2.	Definitions:

A.	Associate: Any partner or employee of WEDGE.

B.

Insider: An Insider is someone who is privy to information that has not yet been released to the public. The concept of being an Insider is broad; it includes officers, directors, and employees of a company. A person can be a “temporary Insider” if he or she enters into a confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A “temporary Insider” can include, among others, a company’s attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations. WEDGE may become a “temporary Insider” of a client. According to the Supreme Court, a company must expect the Outsider to keep the disclosed Nonpublic Information confidential and the relationship must at least imply such a duty before the Outsider will be considered an Insider.

C.

Material Information: Trading on Nonpublic Information is not a basis for liability unless the information is Material. Material Information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information one should consider Material includes, but is not limited to:

•	Earnings information (reports or projections, favorable or unfavorable) and changes in previously released earnings estimates

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•	Events regarding the issuer’s securities (e.g. dividend changes, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits)

•	Significant merger or acquisition proposals/agreements, tender offers, joint ventures, changes in assets

•	New products or discoveries, or developments regarding customers or suppliers (e.g. the acquisition or loss of a contract)

•	Changes in control or in management

•	Changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report

•	Major litigation

•	Liquidation problems

Material Information does not have to relate to a company’s business or be disclosed by a corporate Insider. For example, the knowledge of the contents of a forthcoming newspaper column that is expected to affect the market price of a security could be considered Material Nonpublic Information.

D.

Misappropriation Theory: Under the Misappropriation Theory, a person may be found guilty of securities fraud if he/she breaches a duty of trust or confidence to anyone by obtaining information improperly or by using information obtained properly for an improper purpose.

E.

Nonpublic Information: Information is Nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, appearing on the internet, Bloomberg, in The Wall Street Journal, or other publications of general circulation would be considered public.

F.	Outsider: An Outsider is someone who is not privy to information that is yet to be released to the public.

G.	Tipping: The act of communicating Material Nonpublic Information to an Outsider.

3.	Penalties for Insider Trading

Penalties for trading on or communicating Material Nonpublic Information are severe; both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil injunctions

•	Treble damages

•	Disgorgement of profits

•	Jail sentences

•	Monetary fines that could exceed the profit gained or the loss avoided (regardless of whether the person benefited)

In addition, any violation of this policy statement will result in serious sanctions by WEDGE, which could include dismissal of the persons involved. Please see WEDGE’s Disciplinary Policy.

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4.	Identifying Insider Information

The following questions are listed to aid Associates in avoiding Insider trading, and to aid WEDGE in preventing, detecting, and imposing sanctions against Insider trading.

If you think you may have Insider information about a company, ask yourself the following questions before recommending the security for WEDGE clients, requesting approval for a personal trade, or communicating the information to others.

•	Is the information Material?

•	Would an investor consider the information important in making his or her investment decisions?

•	Would the information substantially affect the market price of the securities if known by investors?

•	Is the information Nonpublic?

•	Who has this information?

•	Does the marketplace have the information (filed with the SEC, published in The Wall Street Journal, on the internet, Bloomberg, or other publications of general circulation)?

Immediately notify the chief compliance officer (CCO) or a member of the Management Committee if you believe that the information you have is Material and Nonpublic or if you have doubt as to whether the information is Material and Nonpublic. Do not share the information with other persons either within or outside WEDGE. Instructions to either prohibit or allow trading and communications will be provided after a review is conducted by the CCO and/or Management Committee.

5.	Prevention of Insider Trading

WEDGE will discuss the current Insider Trading policy at the annual Compliance Meeting, for which attendance, or review and signed acknowledgement of the presentation, is required.

When WEDGE determines an Associate has Material Non-public Information, a compliance Associate will block the security from trading in the order management system. The Associate with the information will be reminded that he/she may not trade for him/herself on the information and may not communicate the information to others. Compliance will add the security to the Restricted Securities List (see appendix 1) and will refer to this list when approving/disapproving personal security trading requests.

On occasion, WEDGE may receive information from an issuer or their agent subsequent to signing a confidentiality or restricted trading agreement. The decision to enter into such an agreement will be made by a group consisting of the covering analyst, the lead product analyst, and the Management Committee.

6.	Detection of Insider Trading

The Personal Security Trading Policy will help detect instances of Insider trading by requiring Associates to disclose all accounts in which they have a beneficial interest or investment control, obtain pre-approval of certain trades, and provide duplicate confirmations and account statements for those accounts. For more information, please see the Personal Security Trading Policy. The Material Employee Relationships Affirmation and the on-going review of e-mails will assist compliance in detecting Insider trading.

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7.	Reports to Management Committee

A written report to the Management Committee providing full details and recommendations for further action will be prepared for any violations of this policy.

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Appendix 1

WEDGE Capital Management L.L.P.

Restricted Securities List / Confidentiality Agreements

Security	Ticker	Restriction Begin Date	Restriction Lifted Date	Reason for Inclusion on Restricted List
ABC Corp	ABC	5/30/2008	6/5/2008	Signed a confidentiality agreement on 5/30/08 for a call to take place on 6/1/08. As of the call date WEDGE has Material Nonpublic Information. A press release is expected on 6/3/08.

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